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                                                                    EXHIBIT 10.1


                 FIRST CHARTER CORPORATION AMENDED AND RESTATED
              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS


                                    ARTICLE 1
                              ESTABLISHMENT OF PLAN

1.01 Background of Plan. First Charter Corporation hereby amends and restates the First Charter Corporation 1994 Deferred Compensation Plan for Non-Employee Directors, effective as of May 1, 2001, (the "Effective Date") and renames the plan the First Charter Corporation Amended and Restated Deferred Compensation Plan for Non-Employee Directors.

1.02 Status of Plan. The Plan is intended to be a nonqualified, unfunded plan of deferred compensation under the Internal Revenue Code of 1986, as amended. Although the plan is unfunded for tax purposes, the Corporation may establish a trust under Revenue Procedure 92-64 to provide benefits under the Plan. (See Section 1.03).

1.03 Establishment of Trust. As noted in Section 1.02, the Corporation may establish a trust to fund benefits provided under the terms of the Plan ("Trust"). It is intended that a transfer of assets into the Trust will not generate taxable income (for federal income tax purposes) to the Participants until such assets are actually distributed or otherwise made available to the Participants.

1.04 Purpose. The purpose of the Plan is to permit Eligible Directors to defer Compensation they receive from the Corporation and, through the Stock Account, give Eligible Directors the opportunity to further align their interests with the interests of the Corporation's shareholders.

                                    ARTICLE 2
                                   DEFINITIONS

2.01 Definitions. Certain terms of the Plan have defined meanings set forth in this Article and which shall govern unless the context in which they are used clearly indicates that some other meaning is intended.

                  Allocation Date. Any date on which an amount representing all or a part of a Participant's Director's Fees is to be credited to his or her Stock Account pursuant to an effective Election Form. The Allocation Date for Director's Fees shall be the last day of the month in which the meeting to which such Director's Fees relate is held.

                  Beneficiary. Any person or persons designated by a Participant, in accordance with procedures established by the Committee or Plan Administrator, to receive benefits hereunder in the event of the Participant's death. If any Participant shall fail to designate a Beneficiary or shall designate a Beneficiary who shall fail to survive the Participant, the Beneficiary shall be the Participant's estate.

                  Board. The Board of Directors of the Corporation.

                  CFB Plan. The Carolina First Bancshares, Inc. Second Amended and Restated Directors' Deferred Compensation Plan, as in effect on May 1, 2001.

                  Committee. The Compensation Committee of the Board or its designee that will administer and interpret the terms of the Plan.

                  Common Stock. The no par value common stock of the Corporation.



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                  Common Stock Units. Bookkeeping units, having a value equal to the Fair Market Value of one (1) share of Common Stock as of a given date, which may be credited to Participants' Stock Account pursuant to the Plan.

                  Corporation. First Charter Corporation, a North Carolina corporation, and any successor thereto.

                  Director. A member of the Board, a member of a Subsidiary's board of directors, an Advisory Director to the Company or a Subsidiary, or a member of an advisory board of directors to the Company or a Subsidiary.

                  Director's Fees. The compensation that the Corporation pays an Eligible Director to serve as a Director, including without limitation, annual retainer and amounts paid for attendance at meetings of Directors.

                  Disability. Permanent and total disability as determined under procedures established by the Board for purposes of the Plan.

                  Election Form. A form, substantially in the form attached hereto as Exhibit A, pursuant to which an Eligible Director elects to defer Director's Fees under the Plan.

                  Election Date. The date established by the Plan as the date by which a Participant must submit a valid Election Form to the Plan Administrator in order to participate in the Plan for a calendar year. For each calendar year, the Election Date is December 31 of the preceding calendar year; provided, however, that the Election Date for a newly Eligible Director shall be the 30th day following the date on which such individual becomes an Eligible Director.

                  Eligible Director. Any Director who is not a full-time employee of the Corporation or a Subsidiary.

                  Fair Market Value. The average of the closing bid and asked prices for the Common Stock in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation ("NASDAQ") System if the Common Stock is not listed on a national securities exchange or the NASDAQ National Market System; or the closing price of the Common Stock if the Common Stock is listed on a national securities exchange or traded on the NASDAQ National Market System; or the fair value thereof determined in good faith by the Board of Directors if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ National Market System or the over-the-counter market.

                  Independent Agent. An "agent independent of the issuer" as defined in Rule 100 of Regulation M under the Securities Exchange Act of 1934, as amended. The Independent Agent shall be Registrar and Transfer Company, or such other agent independent of the issuer as shall be designated from time to time by the Board.

                  Participant. Any Eligible Director who is participating in the Plan. A Participant shall also include a person who ceases to be a member of the Board after the effective date of the Plan so long as his or her Stock Account is being maintained for such person.

                  Plan. The First Charter Corporation Amended and Restated Deferred Compensation Plan for Non-Employee Directors, as set forth in this document, together with any subsequent amendments hereto.

                  Plan Administrator. The Committee or such other individual(s) appointed by the Board.



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                  Prior Plan. The First Charter Corporation 1994 Deferred
                  Compensation Plan for Non-Employee Directors as in effect on May 1, 2001.

                  Stock Account. The account established by the Corporation for each Participant for Director's Fees deferred pursuant to the Plan and which shall be credited on the last day of each month with the First Charter National Bank Prime Rate until invested in Common Stock Units. Once invested in Common Stock Units, the performance and value of the Stock Account shall be measured by reference to the Fair Market Value of the Common Stock from time to time. The maintenance of individual Stock Accounts is for bookkeeping purposes only.

                  Subsidiary. A wholly owned subsidiary of the Corporation and any wholly owned subsidiary of a subsidiary of the Corporation.

                  Termination of Service. A Termination of Service occurs when a Participant ceases to serve as a Director for any reason.


                                    ARTICLE 3
                                  PARTICIPATION

3.01 Election to Participate. Each Eligible Director is automatically eligible to participate in the Plan. All Eligible Directors who participate in the Prior Plan shall be Participants in the Plan effective May 1, 2001, and such Participant's elections made pursuant to Article 3 and Article 4 hereof shall remain in effect with, such changes as permitted pursuant to this Plan. An Eligible Director who does not participate in the Plan may participate in the Plan by delivering a properly completed and signed Election Form to the Plan Administrator on or before the relevant Election Date. The Eligible Director's participation in the Plan will be effective as of the first day of the calendar year beginning after the Plan Administrator receives the Eligible Director's Election Form, or, in the case of a newly eligible individual, on the first day of the calendar month beginning after the Plan Administrator receives such Eligible Director's Election Form. A Participant shall not be entitled to any benefit hereunder unless such Participant has properly completed an Election Form and deferred the receipt of his or her Director's Fees pursuant to the Plan.

3.02 Voluntary Termination of Election Form. A Participant may terminate his or her Election Form with respect to future Director's Fees at any time. Such termination will be effective on the first day of the calendar quarter after the Participant notifies the Plan Administrator of the Participant's termination of the Election Form. If a Participant terminates his or her Election Form, however, the Participant may not activate a new Election Form to defer his or her Director's Fees for the remainder of the calendar year in which the Participant's former Election Form was terminated. However, effective as of the first day of the following calendar year or the first day of any subsequent calendar year, the Participant (other than an Eligible Director who has begun receiving payment of his or her Account) may deliver a new Election Form and thereby defer the receipt of any future Director's Fees attributable to service on the Board. Such new Election Form shall be effective only for Director's Fees applicable to the Participant's service on the Board after the first day of the calendar year following the Plan Administrator's receipt of the Participant's new Election Form. Any Director's Fees deferred prior to the termination of the Election Form shall remain subject to the original Election Form and the Plan.

3.03 Continuation of Election Form. Prior to the commencement of each calendar year, a Participant shall have the right, by executing and delivering to the Plan Administrator a new Election Form, to modify the dollar amount or percentage of his or her Director's Fees which are deferred under the Plan, and, if such Election Form is filed at least two years prior to the payment commencement date, to change the form of payment (i.e., lump sum or installments) but not the method of



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         payment (i.e., stock). If the Participant fails to deliver a new
         Election Form prior to the commencement of the new calendar year, the Participant's Election Form in effect during the previous calendar year shall continue in effect during the new calendar year.

3.04 Automatic Termination of Election Form. A Participant's Election Form will automatically terminate at the earlier of (i) the Participant's Termination of Service, or (ii) the termination of the Plan.

3.05 No Right to Continue as a Director. Nothing contained in the Plan shall be deemed to give any Director the right to be retained as a Director of the Corporation.

                                    ARTICLE 4
                                  PLAN BENEFITS

4.01 Deferred Director's Fees. An Eligible Director may elect to defer all or part of the Director's Fees to which he or she is entitled in a calendar year. The amount deferred, if any, shall be in integral multiples of twenty-five percent (25%) of the Director's Fees. For bookkeeping purposes, the amount of the Director's Fees which the Director elects to defer pursuant to the Plan shall be transferred to and held in a Stock Account.

4.02 Time of Election of Deferral. An Eligible Director who wishes to defer Director's Fees for a calendar year must irrevocably elect to do so on or prior to the Election Date for such calendar year, by delivering a valid Election Form to the Plan Administrator. The Election Form shall irrevocably indicate, among other required information the Director's Fees to be deferred. AMOUNTS TO BE DEFERRED SHALL BE CREDITED TO THE PARTICIPANT'S STOCK ACCOUNT AS OF THE DATE SUCH DIRECTOR'S FEES IS OTHERWISE PAYABLE TO THE DIRECTOR.

4.03     Conversions of Account in Prior Plan and CFB Plan.

         (a) Prior Plan Conversion Date. Effective May 1, 2001, the Stock Account of each Participant in the Prior Plan shall be converted to a number of Common Stock Units under this Plan. The conversion shall occur by creating one Common Stock Unit in the Participant's Stock Account under this Plan for each unit equivalent to shares of Common Stock as described in
                  Section 3.2.2 of the Prior Plan, with any fractional Common Stock Units being held in cash in the Participant's Stock Account.

         (b) CFB Plan Conversion Date. Effective May 1, 2001, the Stock Account of each Participant in the CFB Plan shall be converted to a number of Common Stock Units under this Plan. The conversion shall occur by creating one Common Stock Unit in the Participant's Stock Account under this Plan for each unit equivalent to shares of Common Stock as described Section 4.03(d) of the CFB Plan, with any fractional Common Stock Units being held in cash in the Participant's Stock Account.

         (c) Continued Investment of Prior Plan and CFB Plan Accounts. Following the conversion as described above, a Participant's Stock Account, adjusted to represent the benefits available under the Prior Plan and CFB Plan as described in Section 4.03(a) and (b) above, will be invested in the Participant's Stock Account as described in Section 4.04 following.

4.04     Stock Accounts.

         (a) Amounts in a Participant's Stock Account initially will be credited with interest on the Allocation Date (or such other day as determined by the Plan Administrator) based on the annual yield of the First Charter National Bank prime rate as in effect on such Allocation



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                  Date. If, when, and to the extent that, the trustee of the
                  Trust is able to purchase shares of Common Stock for the Trust (which purchases shall be made through an Independent Agent in accordance with Regulation M, Section 102(c), under the Securities Exchange Act of 1934, as amended, or any successor provision), the amounts in Participants' Stock Accounts shall be converted, on a prorata basis, to Common Stock Units. Such Common Stock Units are recorded as units of Common Stock, and fractions thereof, with one Common Stock Unit equating to a single share of Common Stock. Thus, the value of one Common Stock Unit shall be the Fair Market Value of a single share of Common Stock on the date such Common Stock Units are credited to the Stock Account. The use of Common Stock Units is merely a bookkeeping convenience, and the Common Stock Units are not actual shares of Common Stock. The actual shares of Common Stock purchased by the trustee of the Trust are owned by the Corporation, under grantor trust rules, and are subject to the claims of creditors of the Corporation. There can be no assurance that the trustee of the Trust will be able to purchase shares of Common Stock or that amounts deferred into a Participant's Stock Account will ever be credited with Common Stock Units.

         (b) Sub-Accounts. To the extent required for bookkeeping purposes, a Participant's Accounts will be subdivided to reflect deferred Director's Fees on a year-by-year basis. For example, a 1997 Stock Sub-Account, a 1998 Stock Sub-Account, and so on.

4.05     Investment in the Stock Account.

         (a) Credits to the Stock Account. When a Participant elects to defer Director's Fees into his or her Stock Account, such Stock Account shall be credited, as of the date described in
                  Section 4.04(a), with the annual yield of the First Charter National Bank prime rate as in effect as described in Section 4.04(a) unless and until converted to Common Stock Units, as described above in Section 4.04(a). If and when appropriate, a Participant's Stock Account will be credited with that number of Common Stock Units, and fractions thereof, obtained by dividing the dollar amount to be converted to Common Stock Units by the Fair Market Value of the Common Stock as of such date.

         (b) Dividend Equivalents. Effective as of the payment date for each cash dividend on the Common Stock, the Stock Account of each Participant whose Stock Account was credited with Common Stock Units on the record date for such dividend shall be credited with an amount equal to the cash dividend that would have been paid on such shares of Common Stock if issued in his or her name. Such amount shall be credited with the annual yield of the First Charter National Bank prime rate as in effect as described in Section 4.04(a) unless and until converted to Common Stock Units as described in Section 4.04(a).

         (c) Stock Dividends. Effective as of the payment date for each stock dividend on the Common Stock, additional Common Stock Units shall be credited to the Stock Account of each Participant whose Stock Account was credited with Common Stock Units on the record date for such dividend. The number of Common Stock Units that shall be credited to the Stock Account of such a Participant shall equal the number of shares of Common Stock, and fractions thereof, which the Participant would have received as stock dividends had he or she been the owner on the record date for such stock dividend of the number of shares of Common Stock equal to the number of Common Stock Units credited to his or her Stock Account on such record date.

         (d) Allocation of Dividends. To the extent required for bookkeeping purposes, the allocation of additional Common Stock Units attributable to cash dividends or stock dividends will be made to the Stock Sub-Account holding existing Common Stock Units to which the cash dividend or stock dividend relates.



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         (e)      Recapitalization. If, as a result of a recapitalization of the
                  Corporation, the outstanding shares of Common Stock shall be changed into a greater number or smaller number of shares, the number of Common Stock Units credited to a Participant's Stock Account shall be appropriately adjusted on the same basis.

         (f) Distributions. Amounts credited to the Stock Account (in Common Stock Units) may only be distributed out of the Stock Account by withdrawal from the Stock Account. Withdrawals from the Stock Account shall be made only in shares of Common Stock; provided, however, that shares of Common Stock may be elected only to the extent that the Stock Account is credited with Common Stock Units.

         (g) Responsibility for Investment Choices. Each Participant is solely responsible for any decision to defer Director's Fees into his or her Stock Account and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to defer into his or her Stock Accounts.

4.06     Form of Payment.

         (a) Payment of Benefits. Payment of Plan benefits shall commence the earliest to occur of the following dates, as designated by each Participant on an Election Form (whether an original Election Form or modified Election Form):

                           the first day of the calendar month following the date of the Participant's death;

                           the first day of the calendar month following the date of the Participant's Disability;

                           the first day of the calendar month following the date of termination of the Participant's service as a member of the Board;

                           the first day of a calendar month specified by the Participant which is at least six months after the Election Date;

                           the earliest to occur of a, b, c or d;

                           the earliest to occur of a, b or c; or

                           the earliest to occur of a, b or d.

                  Any Director who has begun receiving payment of Plan benefits may not participate further in the Plan.

         (b) Optional Forms of Payment. The selection of the distribution date in 4.06 shall become effective on the Election Date. Distributions from Participant Stock Accounts may be paid to the Participant in (i) a lump sum, (ii) no more than one-hundred eighty (180) monthly or sixty (60) quarterly installments, or (iii) a combination of (i) and (ii), as designated by the Participant. The method of payment (e.g., in lump sum or installments) elected on the Participant's initial Election Form will apply to all amounts (including future deferrals) held in the Participant's Stock Account unless the Participant elects a different method of payment (e.g., lump sum or installments) for all amounts (including prior and future deferrals) held in the Participant's Stock Account by filing a subsequent Election Form with the Plan Administrator at least two years prior to the payment commencement date. If the Participant fails to designate a payment method in the Participant's initial Election Form or any subsequent Election Form filed with the Plan Administrator at least two years prior to the payment commencement date, the Participant's Stock Account shall be distributed in a lump sum.



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         (c)      Stock Payment. Distributions from the Stock Account will be distributed to the Participant in the form of Common Stock. The shares of Common Stock distributable to Participants under the Plan must be previously issued and repurchased shares and may not be original issue shares.

         (d) Payment to Beneficiary. Upon the Participant's death, all unpaid amounts held in the Participant's Account shall be paid to the Participant's Beneficiary in a lump sum no later than sixty (60) days following the Participant's death or, if the Beneficiary shall so elect in writing to the Plan Administrator prior to payment, unpaid amounts held in the Participant's Stock Account shall be paid to the Participant's Beneficiary over the same period that the Participant had elected to receive such amounts.

4.07 Financial Hardship. The Plan Administrator may, in its sole discretion, accelerate the making of payment to a Participant of an amount reasonably necessary to handle a severe financial hardship of a sudden and unexpected nature due to causes not within the control of the Participant. Such payment may be made even if the Participant has not incurred a Termination of Service. All financial hardship distributions shall be made in a single distribution. Such payments will be made on a first-in, first-out basis so that the oldest Director's Fees deferred under the Plan shall be deemed distributed first in a financial hardship.

4.08 Payment to Minors and Incapacitated Persons. In the event that any amount is payable to a minor or to any person who, in the judgment of the Plan Administrator, is incapable of making proper disposition thereof, such payment shall be made for the benefit of such minor or such person in any of the following ways as the Plan Administrator, in its sole discretion, shall determine:

         (a) By payment to the legal representative of such minor or such person;

         (b)      By payment directly to such minor or such person;

         (c) By payment in discharge of bills incurred by or for the benefit of such minor or such person. The Plan Administrator shall make such payments without the necessary intervention of any guardian or like fiduciary, and without any obligation to require bond or to see to the further application of such payment. Any payment so made shall be in complete discharge of the Plan's obligation to the Participant and his or her Beneficiaries.

4.09 Application for Benefits. The Plan Administrator may require a Participant or Beneficiary to complete and file certain forms as a condition precedent to receiving the payment of benefits. The Plan Administrator may rely upon all such information given to it, including the Participant's current mailing address. It is the responsibility of all persons interested in receiving a distribution pursuant to the Plan to keep the Plan Administrator informed of their current mailing addresses.

4.10 Designation of Beneficiary. Each Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his or her Beneficiary or Beneficiaries to whom the Participant's Stock Account is to be paid if the Participant dies before receipt of all such benefits. Each Beneficiary designation shall be on the form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant's lifetime. Each Beneficiary designation filed with the Plan Administrator will cancel all Beneficiary designations previously filed with the Plan Administrator. The revocation of a Beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.



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                                    ARTICLE 5
                                 FUNDING OF PLAN

5.01 Funding. Plan benefits shall be paid from the general assets of the Corporation or as otherwise directed by the Corporation. To the extent that any Participant acquires the right to receive payments under the Plan (from whatever source), such right shall be no greater than that of an unsecured general creditor of the Corporation. Participants and their Beneficiaries shall not have any preference or security interest in the assets of the Corporation other than as a general unsecured creditor.

                                    ARTICLE 6
                           ADMINISTRATION OF THE PLAN

6.01 Administration of the Plan. The Committee and the Plan Administrator shall have complete control of the administration of the Plan with all powers necessary to enable it to properly carry out the provisions of the Plan. In addition to all implied powers and responsibilities necessary to carry out the objectives of the Plan, the Committee and the Plan Administrator shall have the following specific powers and responsibilities:

         (a) To construe the Plan and to determine all questions arising in the administration, interpretation and operation of the Plan;

         (b) To determine the benefits of the Plan to which any Participant, Beneficiary or other person may be entitled;

         (c) To keep records of all acts and determinations of the Committee and Plan Administrator, and to keep all such records, books of accounts, data and other documents as may be necessary for the proper administration of the Plan;

         (d) To prepare and distribute to all Participants and Beneficiaries information concerning the Plan and their rights under the Plan;

         (e) To do all things necessary to operate and administer the Plan in accordance with its provisions.

                  Subject to Section 6.02, the Committee's interpretation and construction of any provision of the Plan shall be final, conclusive and binding on all Participants and the Corporation.

6.02 Claims Resolution. If for any reason a benefit due under the Plan is not paid when due, the Participant or other person alleging entitlement to such benefit may file a written claim with the Committee. If the claim is denied or no response is received within forty-five (45) days (in which case, the claim will be deemed to have been denied), then such person may appeal the denial to the Board within thirty (30) days of the denial. In pursuing an appeal, the person may require that a responsible officer of the Corporation review the denial, may review pertinent documents, and may submit issues and comments in writing. Any decision on appeal shall be made within thirty (30) days after the appeal is made, unless special circumstances require the Board to extend the period for an additional thirty (30) days.

                                    ARTICLE 7
                            AMENDMENT AND TERMINATION

7.01 Amendment and Termination. The Committee reserves the right to modify, alter, amend, or terminate the Plan, at any time and from time to time, without notice, to any extent deemed advisable; provided, however, that no such amendment or termination shall (without the written consent of the Participant, if living, and if not, the Participant's Beneficiary) adversely affect any



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         benefit under the Plan which has accrued with respect to the
         Participant or Beneficiary as of the date of such amendment or termination regardless of whether such benefit is in pay status.

                                    ARTICLE 8
                                  MISCELLANEOUS

8.01 Headings. The headings and sub-headings in the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

8.02 Spendthrift Clause. None of the benefits, payments, proceeds or distribution under the Plan shall be subject to the claim of any creditor of any Participant or Beneficiary, or to any legal process by any creditor of such Participant or Beneficiary, and none of them shall have any right to alienate, commute, anticipate or assign any of the benefits, payments, proceeds or distributions under the Plan except to the extent expressly provided herein to the contrary.

8.03 Merger. The Plan shall not be automatically terminated by the Corporation's acquisition by, merger into, or sale of substantially all of its assets to any other organization, but the Plan shall be continued thereafter by such successor organization. All rights to amend, modify, suspend or terminate the Plan shall be transferred to the successor organization, effective as of the date of the combination or sale.

8.04 Release. Any payment to Participant or Beneficiary, or to their legal representatives, in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee, the Plan Administrator and the Corporation, any of whom may require such Participant, Beneficiary, or legal representative, as a condition precedent to such payment, to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator, the Committee, or the Corporation, as the case may be.

8.05 Governing Law. The Plan shall be governed by the laws of the State of North Carolina.

8.06 Costs of Collection: Interest. In the event the Participant collects any part or all of the payments due under the Plan by or through a lawyer or lawyers, the Corporation will pay all costs of collection, including reasonable legal fees incurred by the Participant. In addition, the Corporation shall pay to the Participant interest on all or any part of the payments that are not paid when due at a rate equal to the Prime Rate as announced by First Charter National Bank or its successors from time to time.

8.07 Successors and Assigns. The Plan shall be binding upon the successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Directors' Deferred Compensation Plan to be duly executed and its seal to be hereunto affixed on the date indicated below.

                                   FIRST CHARTER CORPORATION

                                   By: /s/ LAWRENCE M. KIMBROUGH
                                   Title: President and Chief Executive Officer

[CORPORATE SEAL]

Attest:

/s/ ANNE C. FORREST
Anne C. Forrest
Assistant Secretary


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